UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 1, 2005

Date of Report (Date of earliest event reported)

Presstek, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-17541 (Commission File Number)	02-0415170 (I.R.S. Employer Identification No.)

55 Executive Drive
Hudson, New Hampshire 03051-4903

(Address of Principal Executive Offices)

(603) 595-7000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2005, Presstek, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Peter Bouchard in connection with Mr. Bouchard’s appointment as Vice President, Presstek. The terms and conditions of the Employment Agreement include, but are not limited to the following items: Mr. Bouchard shall receive a salary of $185,000 per year; Mr. Bouchard shall be eligible for a 40% bonus per year based upon the Company’s and Mr. Bouchard’s achievement of certain goals and objectives; Mr. Bouchard shall receive the right to use an automobile provided by the Company; Mr. Bouchard shall be eligible to receive stock options as determined by the Company and the Board of Directors; and in the event of a termination without cause (as defined in the Employment Agreement) or for good reason by Mr. Bouchard (as defined in the Employment Agreement) Mr. Bouchard shall receive severance payments equal to 12 months salary at his then current base salary rate. If Mr. Bouchard is terminated for cause (as defined in the Employment Agreement) he shall no longer be eligible to receive such severance payments. The foregoing description of the Company Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibits 99.1 hereto and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

99.1	Employment Agreement dated July 1, 2005, between Presstek, Inc. and Peter Bouchard. Filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESSTEK, INC.
Date: July 8, 2005	By:	/s/ Moosa E. Moosa
Moosa E. Moosa
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement dated July 1, 2005, between Presstek, Inc. and Peter Bouchard. Filed herewith.